EXHIBIT 4.9

[FORM OF 10% CONVERTIBLE REDEEMABLE SUBORDINATED DEBENTURE]

THIS DEBENTURE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THIS DEBENTURE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS DEBENTURE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS DEBENTURE UNDER SAID ACT, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ACORN FACTOR, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.
THIS DEBT INSTRUMENT HAS, FOR FEDERAL INCOME TAX PURPOSES, BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT. HOLDERS MAY CONTACT ACORN FACTOR, INC. 200 ROUTE 17, MAHWAH, NEW JERSEY, ATTENTION: SECRETARY, TO LEARN THE ISSUE PRICE, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, THE ISSUE DATE AND THE YIELD TO MATURITY OF THIS DEBT INSTRUMENT FOR PURPOSES OF THE ORIGINAL ISSUE DISCOUNT RULES.

ACORN FACTOR, INC.

Debenture No. ___	$__________

10% CONVERTIBLE REDEEMABLE SUBORDINATED DEBENTURE

ACORN FACTOR, INC., a Delaware corporation (“Maker”), the principal office of which is located at 200 Route 17, Mahwah, NJ 07430, for value received, hereby promises to pay to the order of ____________, or registered assigns (the “Holder”), at_________________, the sum of __________________ DOLLARS ($___________) (the “Original Principal Amount”), together with interest on the unpaid principal balance of this Debenture from time to time outstanding until such Original Principal Amount is paid in full, such interest to be due and payable as set forth herein.

1. Principal and Interest Payment. The Original Principal Amount, and any unpaid accrued interest thereon, shall be due and payable on March 30, 2011 (four years from date of the initial closing of the offering) (the “Maturity Date”), subject to earlier prepayment or conversion, as provided herein. Interest shall be due and payable quarterly on the last day of each calendar quarter of each year that any portion of the principal amount of this Debenture remains unpaid, with the first interest payment being due and payable on June 30, 2007, and the final installment being due and payable on the Maturity Date. Payment for all amounts due under this Debenture shall be made by mail to the registered address of the Holder of record of the Debenture on the 15th day of the final month of such calendar quarter. Each payment by Maker pursuant to this Debenture shall be made without set-off or counterclaim and shall be made in lawful currency of the United States of America and in immediately available funds.

2. Subscription Agreement. This Debenture is one of an issue of Maker's 10% Convertible Redeemable Subordinated Debentures in the aggregate principal amount of up to $6,900,000 (the “Debentures”) issued in a private placement (the “Placement”) pursuant to that certain Subscription Agreement entered into between the Maker and Holder (the “Subscription Agreement”), a copy of which agreement is available for inspection at Maker’s principal office and the Private Placement Offering Memorandum dated as of March 8, 2007. Notwithstanding any provision to the contrary contained herein, this Debenture is subject and entitled to those terms, conditions, covenants and agreements contained in the Subscription Agreement that are expressly applicable to the Debentures. Any transferee of this Debenture, by its acceptance hereof, assumes the obligations of the original Holder in the Subscription Agreement with respect to the conditions and procedures for transfer of this Debenture.

3. Rights of Holder The following is a statement of the rights of the Holder of this Debenture and the conditions to which this Debenture is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

(a) Interest. Maker shall pay simple interest at the rate of ten percent (10%) per annum on the principal amount of this Debenture from time to time outstanding; provided, however, that in the event that Maker fails to redeem at least 50% of the Original Principal Amount of this Debenture, by March 30, 2008 (the “First Anniversary Date”) the interest rate shall be increased to a rate of 12% per annum commencing from the First Anniversary Date until the date the entire Original Principal Amount, and all interest accrued thereon, is repaid. Interest shall be based upon a 360-day year.

(b) Redemption/Prepayment. The Original Principal Amount may be prepaid, at par, in whole or in part, together with any accrued and unpaid interest on the portion to be redeemed, at any time upon 20 business days’ prior written notice to the Holder (a “Redemption Notice”) which Redemption Notice shall state the date of payment, which date shall be a business day (the “Redemption Date”), and the principal amount of the Debenture to be redeemed (the “Redemption Amount”), and provided:

i. A registration statement has been filed by Maker pursuant to the Subscription Agreement, providing for the resale, under the Securities Act of 1933, as amended, by Holder of all of the shares of Maker’s Common Stock, par value $.01 per share (the “Common Stock”), issuable upon conversion of this Debenture in accordance with Section 3(e) herein, such registration statement has been declared effective by the Securities and Exchange Commission (“SEC”) and is in effect as of the date of the Redemption Notice and as of the Redemption Date;

ii. Subject to Section 3(c)(1), Holder may convert the outstanding principal amount of this Debenture at any time up to 5:00 p.m. New York time on the Redemption Date;

iii. Maker shall deliver the Redemption Notice to Holder’s address by overnight courier or other similar means which in the ordinary course would be delivered to holder not more than three (3) business days after its dispatch;

iv. Prior to sending the Redemption Notice Maker shall have the funds available to make the corresponding payment;

v. Payment of the Redemption Amount shall be made within five (5) business days of the Redemption Date and if not made within such five (5) day period, Holder shall be entitled to additional interest at the rate of 1.0% of the Redemption Amount for each additional five (50 day period that the redemption payment is not made;

vi. The Redemption Notice shall be irrevocable by Maker and any redemption hereunder shall be made on a pro rata basis among all Holders of the Debentures then outstanding in accordance with each Holder’s percentage ownership of the principal amount of all the Debentures.

(c) Conversion of Principal Amount of Debenture.

(1) Optional Conversion. From the date of issuance of this Debenture to, and including, the First Anniversary Date, the Holder shall have the right, at its option, to convert into shares of Common Stock at a conversion price equal to $3.80 per share, subject to adjustment as provided herein (the “Conversion Price”) up to the lesser of (i) 50% of the Original Principal Amount on the date of original issuance of this Debenture or (ii) the principal amount of this Debenture then outstanding. Following the First Anniversary Date through and including the Maturity Date, the Holder shall have the right, at its option, to convert up to the entire principal amount of this Debenture then outstanding into shares of Common Stock at the Conversion Price. The shares of Common Stock to be issued upon such conversion in accordance with Section 2(c) hereof are herein referred to as the “Conversion Shares.”

(2) Adjustment of Conversion Price.

(a) In case Maker shall hereafter (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect at the time of such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the price determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

(b) In the event that, during the term commencing on the date of issuance of this Debenture and ending on the date which is six months from the effective date of the registration statement required to be filed by the Company, in accordance with the Subscription Agreement, Maker issues any shares of its Common Stock or any security convertible into shares of Common Stock, at a price less than the then current Conversion Price, then the Conversion Price shall be adjusted to such lower price; provided, however, that no adjustment will be made with respect to (i) Common Stock issuable or issued to employees, consultants, officers, directors, or advisors of the Company directly or pursuant to a stock purchase plan or other compensation arrangement approved by the Board of Directors of the Company which are granted at fair market value on the date of such grant, (ii) capital stock, debt instruments convertible into capital stock or warrants or options to purchase capital stock issued in connection with bona fide acquisitions of other operating entities or businesses or equity interests therein (including acquisitions of operating divisions or operating groups, mergers, corporate partnering agreements, joint ventures or similar transactions, the terms of which are approved by the Board of Directors of the Company, (iii) Common Stock issuable upon the conversion of the Debentures or exercise of warrants issued in the Placement, including any placement agent warrants, (iv) Common Stock issued or issuable upon exercise or conversion of any warrants, options or any other securities exercisable or exchangeable for, or convertible into shares of Common Stock outstanding as of March 7, 2007, or (v) Common Stock issued in connection with the sale of securities by the Company, in one or more transactions, resulting in aggregate gross proceeds of not more than $1,000,000.

(c) No adjustment in the Conversion Price shall be required under either Section 2(a) or 2(b) if such adjustment is less than one percent (1%) of the then existing Conversion Price; provided, however, that any adjustments which by reason of this Section 2(c) are not required to be made shall be carried forward and take into account in any subsequent adjustment.

(3) Common Stock Legend. The Holder acknowledges and agrees that until such time as the Conversion Shares have been registered and sold in accordance with an effective registration statement, or pursuant to an exemption from registration, certificates and other instruments representing any of the Conversion Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of any such securities):

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SHARES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO ACORN FACTOR, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.”

(d) Mechanics of Conversion. Before the Holder shall be entitled to convert this Debenture into Conversion Shares in accordance with Section 3(c)(1), the Holder shall surrender this Debenture at the office of Maker, and shall give written notice to Maker at its principal corporate office in the form the Conversion Notice, attached hereto as Exhibit A, together with a schedule in the form of Schedule 1 attached hereto, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for the Conversion Shares are to be issued. Maker shall, as soon as practicable thereafter, and not more than five (5) business days after receipt of such election, issue and deliver to the Holder a certificate or certificates for the number of Conversion Shares to which the Holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Debenture to be converted, and the Holder shall be treated for all purposes as the record holder of such shares of Common Stock as of such date. If delivery of the Conversion Shares is not made within five trading (5) days from the receipt of the Conversion Notice, the Company shall pay to the converting Holder 1% of the then-outstanding principal amount of the Debenture (without giving effect to the amount submitted for conversion) and an additional 1% for each five (5) day period thereafter until the Conversion Shares are delivered to Holder.

(e) Registration Rights. The Holder shall be entitled to the registration rights included in the Subscription Agreement between Maker and the original Holder.

4. Covenants of Maker. Maker covenants and agrees that, so long as this Debenture remains outstanding and unpaid, in whole or in part:

(a) Maker will not sell, transfer or in any other manner alienate or dispose of all or substantially all of its assets; provided, however, that Maker may effect such a transaction if the payment of this Debenture is duly provided for from such sale proceeds, and further provided Maker shall have the right to dispose of some or all of the shares it holds in its equity affiliate, Comverge, Inc. (“Comverge”), in a bona fide, arm’s length transaction for fair market value;

(b) Maker will promptly pay and discharge all lawful taxes, assessments and governmental charges or levies imposed upon it, its income and profits, or any of its property, before the same shall become in default, as well as all lawful claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof. Maker shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and Maker shall have set aside on its books adequate reserves with respect to any such tax, assessment, charge, levy or claim so contested;

(c) Maker will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to Maker as its counsel may advise;

(d) Maker will, promptly following the occurrence of an Event of Default or of any condition or event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default, furnish a statement of Maker's Chief Executive Officer or Chief Financial Officer to Holder setting forth the details of such Event of Default or condition or event and the action which Maker intends to take with respect thereto;

(e) Maker will at all times maintain books of account in which all of its financial transactions are duly recorded in conformance with generally accepted accounting principles;

(f) Maker, until payment in full of all principal and interest due on the Debentures, will not pay or declare any cash or in kind dividends or other distributions with respect to its capital stock or any of its assets; provided, however, that Maker may declare and pay a dividend or distribution to its shareholders of its shares in Comverge if and only if the Holder of this Debenture is entitled to receive his pro rata share of the Comverge shares as a dividend or distribution on an as converted basis, based upon 100% of the outstanding principal amount of this Debenture as of the record date determined by the Board of Directors of the Company for such dividend or distribution, regardless of whether the Debenture is converted or convertible at such time;

(g) Maker covenants and agrees that it will at all times reserve and keep available out of its authorized capital stock such number of shares of Common Stock of Maker as may be required for issuance upon conversion of the Debentures;

(h) Maker will not, and will not permit any of its Subsidiaries to, make any loan to any executive officer, or any person who is or becomes a holder of 2% of the capital stock of Maker, other than for reasonable advances for expenses in the ordinary course of business;

(i) Maker will not purchase or otherwise redeem any Common Stock, except in connection with the termination of services of an employee-shareholder or the settlement of any dispute with a shareholder; provided, however, that in the event shares of a shareholder owning 2% or more of Maker's capital stock are repurchased in connection with such shareholder's disassociation from Maker, such repurchase price shall not exceed $200,000;

(j) Except with the prior written consent of Holders of 75% or more of the principal amount of the Debentures outstanding as of such date (“the Majority Holders”), Maker will not create, incur, assume, permit, guarantee or suffer to exist any indebtedness or any other obligations for money borrowed, senior in right of payment or security to the Debentures, except for (i) indebtedness existing on the date of the Memorandum; (ii) trade payables incurred in the normal course of business; and (iii) indebtedness or other obligations for money borrowed which are secured solely by Maker’s shares of Comverge (each of the foregoing comprising the “Excluded Indebtedness”);

(k) Except with the prior written consent of the Majority Holders, after an Event of Default, Maker will not pay or prepay any amounts under any outstanding indebtedness or other obligations for money borrowed or any indebtedness or other obligation for money borrowed incurred subsequent to the date hereof, whether or not such indebtedness becomes due, past due or accelerated, except for (i) all of the Debentures on a pro rata basis; and (ii) Excluded Indebtedness;

(l) For so long as the Debentures are outstanding, the Company shall file with the SEC the annual reports, quarterly reports and other documents which the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) of the Securities and Exchange Act of 1934, as amended, or any successor provision thereto, such documents to be filed with the Commission on or prior to their respective dates;

(m) The proceeds received by Maker from the sale of the Debentures shall be used by Maker only for the development of its business and related capital expenditures and for working capital purposes, as described in the Memorandum.

5. Events of Default. Any of the following will constitute events of default under this Debenture (herein individually referred to as an “Event of Default”):

(i) Default in the payment of the principal or interest on this Debenture when due and payable if such default is not cured by Maker within ten (10) days after the due date of such payment; or

(ii) The institution by Maker of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or release under the United States Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official of Maker, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by Maker in furtherance of any such action; or

(iii) If, within sixty (60) days after the commencement of an action against Maker (and service of process in connection therewith on Maker) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution, or similar relief under any present or future statute, law, or regulation, such action shall not have been resolved in favor of Maker or all orders or proceedings thereunder affecting the operations or the business of Maker stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of Maker of any trustee, receiver, or liquidator of Maker or of all or any substantial part of the properties of Maker, such appointment shall not have been vacated; or

(iv) Maker receives written notice of default or defaults in the amount over $50,000 singly or $500,000 in the aggregate on any material debt or obligation (other than trade payables in the ordinary course of business and taxes discussed in Item 4(b)), including, without limitation, in the event the Company is required to pay or receives a notice of collection related to any guarantee by the Company of debt or other obligations of a subsidiary;

(v) There occurs a breach by Maker of any covenant contained in this Debenture or any provision of the Subscription Agreement, and such breach, if subject to cure, is not cured within 10 days of the receipt of notice of such breach from Holder;

If an Event of Default, other than under clause (i), (ii) and (iii) above, shall occur, the Holder, by written notice to Maker, may declare the principal and accrued and unpaid interest, then outstanding on this Debenture due and payable immediately, upon which declaration, such amount shall become due and payable on the date which is five business days following the date of such notice. If an Event of Default specified in clause (i), (ii) or (iii) above occurs and is continuing, then the principal and accrued and unpaid interest, then outstanding on this Debenture shall ipso facto become and be immediately due and payable without any declaration or other act on the part of Holder. Commencing upon the occurrence of an Event of Default or the declaration by the Holder of an Event of Default, as the case may be, the interest rate shall increase to a rate of fifteen percent (15%) per annum based upon a 360 day year. Notwithstanding the foregoing, the Holders of seventy-five percent (75%) of the then outstanding principal amount of Debentures at the time of any of the foregoing Events of Default shall have the right to waive any such Event of Default, except that no such waiver shall be deemed a waiver of an Event of Default with respect to the non-payment of principal or interest on a Debenture as to a non-waiving Holder.

6. Subordination. The indebtedness evidenced by this Debenture is subordinate in right of payment, to the extent and manner provided herein, to the prior payment in full of all indebtedness of the Company existing on the date of the Memorandum (the “Senior Debt”).

In the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Maker or its assets, or any liquidation, dissolution or other winding-up of the Maker, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Maker, all Senior Debt must be paid in full before any payment is made on account of the principal of or interest on this Debenture.

7. Assignment. Subject to the restrictions on transfer described in Section 8 below, the rights and obligations of Maker and the Holder of this Debenture shall be binding upon and benefit the successors, assigns, heirs, personal and legal representatives, and transferees of the parties.

8. Transfer of this Debenture. With respect to any offer, sale or other disposition of this Debenture, the Holder will give written notice to Maker prior thereto, describing briefly the proposed manner thereof, together with a written opinion of such Holder's counsel in form and substance satisfactory to Maker, to the effect that such offer, sale, or other disposition may be effected without registration or qualification (under any U.S. federal or applicable state securities law then in effect) and that the requirements of this Debenture have been met. Upon receiving such written notice and opinion, Maker, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Debenture, all in accordance with the terms of the notice delivered to Maker. If a determination has been made pursuant to this Section 8 that the opinion of counsel for the Holder is not reasonably satisfactory to Maker, Maker shall so notify the Holder promptly after such determination has been made. Each Debenture transferred as permitted hereby shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the “Act”), unless in the opinion of counsel for Maker such legend is not required in order to ensure compliance with the Act. Maker may issue stop transfer instructions to its transfer agent in connection with such restrictions.

9. Registered Holder. Maker may consider and treat the person in whose name this Debenture shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Debenture shall be overdue) and Maker shall not be affected by any notice to the contrary. In case of transfer of this Debenture by operation of law, the transferee agrees to notify Maker of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Debenture may be registered in the name of the transferee. This Debenture is transferable only on the books of Maker by the Holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all Holders or transferees of the Debenture not registered at the time of sending the communication.

10. Amendments and Waivers. The provisions of this Debenture, may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Maker and the Majority Holders; provided, however, that no such amendment, modification or waiver which would (i) modify this Section 10, (ii) extend the Maturity Date for more than 90 days, (iii) reduce the principal payable or the interest rate or (iv) modify Sections 3 or 5 hereunder, shall be made without the consent of the Holder of each Debenture so affected. After any waiver or amendment becomes effective, Maker shall mail to the Holder a copy thereof.

11. Accounting Treatment of Debenture. As envisioned by generally accepted accounting principles, Maker will treat, account, and report the Debenture as debt and not equity for accounting purposes and with respect to any returns filed with federal, state, or local tax authorities.

12. Tax Reporting; Tax Withholding. The Maker shall make such reports to the Internal Revenue Service on Form 1099 or otherwise as shall be required under the Internal Revenue Code of 1986, as amended, and shall mail appropriate copies thereof to Holder. The Maker shall be entitled to withhold from all payments of principal and interest, any amounts required to be withheld under the applicable provisions of the United States income tax laws or other applicable laws at the time of such payments, and Holder shall execute and deliver all required documentation in connection therewith.

13. Notices. Any notice, request, or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, or if mailed by registered or certified mail, postage prepaid, or if delivered by nationally recognized overnight delivery service at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. The address for notices and communications shall be as follows:

If to the Company: Acorn Factor, Inc.
200 Route 17
Mahwah, NJ 07430
Attn: John A. Moore, Chief Executive Officer

With a copy to: Eilenberg Krause & Paul LLP
11 East 44th Street, 19th Floor
New York, NY 10017
Attn: Sheldon Krause

If to the Holder:  To the address set forth in the records of the Maker.

14. No Stockholder Rights. Nothing contained in this Debenture shall be construed as conferring upon the Holder or any other person the right to vote or to consent or to receive notice as a stockholder in respect of meetings of stockholders for the election of directors of Maker or any other matters or any rights whatsoever as a stockholder of Maker; and no dividends shall be payable or accrued in respect of this Debenture.

15. Denominations. At the request of the Holder, upon surrender of this Debenture, the Maker shall promptly issue new Debentures in the aggregate outstanding principal amount hereof, in the form hereof, in such denominations of at least $1,000 as the Holder shall request, with appropriate notation to reflect any conversions or redemptions.

16. Replacement of Debenture. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction or mutilation of this Debenture and, in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Maker, or, in the case of any such mutilation, upon surrender and cancellation of this Debenture, the Maker, at its expense, will execute and deliver, in lieu thereof, a new Debenture of like tenor, with appropriate notation to reflect any conversions or redemptions.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding that body of law relating to conflict of laws.

18. Submission to Jurisdiction. Maker and Holder (i) agree that any legal suit, action or proceeding arising out of or relating to this Debenture shall be instituted exclusively in the state courts located in New York, New York or in the United States District Court for the Southern District of New York (collectively, the “New York Courts”), (ii) waive any objection which Maker and Holder may have now or hereafter based upon forum non conveniens or to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York Courts in any such suit, action or proceeding. Maker and Holder further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Courts and agrees that service of process upon the Maker or Holder, as the case may be, mailed by certified mail to the Maker's or Holder's address, will be deemed in every respect effective service of process upon Maker and/or Holder, in any suit, action or proceeding. FURTHER, BOTH MAKER AND HOLDER HEREBY WAIVE TRIAL BY JURY IN ANY ACTION TO ENFORCE THIS DEBENTURE AND IN CONNECTION WITH ANY DEFENSE, COUNTERCLAIM OR CROSS CLAIM ASSERTED IN ANY SUCH ACTION.

19. Interest Rate. If any interest rate specified herein is held to be impermissible, then the rate charged on the indebtedness represented hereby shall be reduced to the highest rate then permitted by law.

[Signature Page Follows]

IN WITNESS WHEREOF, Maker has caused this Debenture to be signed in its name by a duly authorized officer on this _______ day of _________, 2007.

ACORN FACTOR, INC.

By:
Name: John A. Moore
Title: President and Chief Executive Officer

Signature Page to Acorn Factor, Inc. 10% Convertible Redeemable Subordinated Debenture

EXHIBIT A

CONVERSION NOTICE
For
ACORN FACTOR, INC.
10% CONVERTIBLE REDEEMABLE SUBORDINATED DEBENTURE

(To be executed by the Holder in order to convert this Debenture)

The undersigned hereby elects to convert the principal amount of the Debenture indicated below, into shares of Common Stock of Acorn Factor, Inc. as of the date written below. If shares are to be issued in the name of a Person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by Maker in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any. All terms used in this notice shall have the meanings set forth in the Debenture.

Conversion calculations:

Date to effect conversion:

Principal amount of Debenture owned prior to conversion:

Principal amount of Debenture to be converted

Principal amount of Debenture remaining after conversion:

Number of shares of Common Stock to be issued:

Conversion Price:

Holders Signature

Name

Address

SCHEDULE 1
CONVERSION SCHEDULE

Dated: _____________

10% Convertible Redeemable Subordinated Debenture,
in the aggregate principal amount of $______________ issued by Acorn Factor, Inc.

This Conversion Schedule reflects conversions made under the above referenced Promissory Debenture.

Date of Conversion	Amount of Conversion	Aggregate Principal Amount Remaining Subsequent to Conversion	Applicable Conversion Price